kpmg

          KPMG LLP
          CHARTERED ACCOUNTANTS                      Telephone   (416)228-7000
          Yonge Corporation Centre                   Telefax     (416)228-7123
          4100 Yonge Street, Suite 200               www.kpmg.ca
          North York, ON M2P 2H3



                        Independent Accountants' Consent

The Board of Directors
DSS Software Technologies:

We consent to the use of our report dated July 18, 2003, with respect to the balance sheets of DSS Software Technologies as of December 31, 2002 and 2001, and the related statements of earnings, stockholder's equity and cash flows for each of the years in the two-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated July 18, 2003 contains an explanatory paragraph that states that the Company has incurred significant losses from operations which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/  KPMG LLP


Toronto, Canada
July 22, 2003


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